Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 22, 2023, with respect to the combined financial statements of the Broadbean Business incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of Veritone, Inc. for the registration of the resale of 3,008,540 shares of its common stock.

/s/ Ernst & Young LLP

Chicago, Illinois

January 3, 2024